EXHIBIT 99.4

THORNBURG MORTGAGE, INC.
DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
AUTHORIZATION FORM FOR WAIVER PROGRAM PARTICIPANTS

The undersigned holder(s) of common stock of Thornburg Mortgage, Inc. (the “Company”) or non-shareholder(s) interested in investing in the Company’s common stock elect to participate in the Company’s Dividend Reinvestment and Stock Purchase Plan (the “Plan”). The undersigned hereby authorizes American Stock Transfer & Trust Company (the “Administrator”) to reinvest dividends and distributions paid by the Company on its common stock now or hereafter registered in the name(s) of the undersigned for the number of shares set forth below, and/or to make cash purchases in the Company’s common stock with funds received from the undersigned. This authorization shall remain in effect until termination by the undersigned holder(s) by written notice to the Administrator.

The foregoing authorization is subject, in all respects, to the terms and conditions of participation in the Plan set forth in the Prospectus relating to the Plan, which the undersigned has received and read.

Please print and sign your name(s) exactly as your shares are registered or, if this is an initial cash purchase by a non-shareholder, as you would like the shares registered. All persons whose names appear on the stock certificates must sign.

Please indicate your participation below:
☐ Full dividend reinvestment on all common shares.
☐ Partial dividend reinvestment on common shares only.	Please Print Name(s) as Shown on Stock Certificate
☐ Cash purchases only.

Shareholder Signature
SSN or Tax ID Number

Please Print Your Address	Joint Shareholder Signature
SSN or Tax ID Number

Please Print Your Phone Number	Date

INSTRUCTIONS: Please send your Request for Waiver form, along with this Authorization Form, to American Stock Transfer & Trust Co. (address and fax number below). The Authorization Form needs to be completed only if you are not currently enrolled in the Plan and you are making an Initial Cash Purchase.

By Regular Mail:	By Hand or Overnight Delivery:	By Fax: 718-921-8367

American Stock Transfer	American Stock Transfer	By Wire: Transfers must be directed to
& Trust Company	& Trust Company	Custodial Trust Co. Acct #208-00805-1-4
P.O. Box 922	6201 15th Avenue	via Wire Routing #031207526.
Wall Street Station	Brooklyn, NY 11219	You are advised to call the Company’s
New York, NY 10269-0560	Phone: 800-278-4353	accounting department at (505) 954-5305
Attn: Dividend Reinvestment Dept.		to confirm.
Phone: 877-366-6442